Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FOURTH QUARTER AND FULL-YEAR 2016 RESULTS
Reaffirms 2017 Annual Guidance

TAMPA, Fla. (Feb. 7, 2017) - WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the fourth quarter and full-year 2016. As determined under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2016 was $44.9 million, or $1.00 per diluted share. Adjusted net income for the fourth quarter of 2016 was $46.0 million, or $1.03 per diluted share.

GAAP net income for the full-year 2016 was $242.1 million, or $5.43 per diluted share. Adjusted net income for 2016 was $266.0 million, or $5.96 per diluted share.

"While we are now fully focused on 2017 and beyond, we are pleased to report on an excellent 2016," said Kenneth A. Burdick, WellCare’s chief executive officer. "In 2016, the performance of all of our lines of business improved year over year. We won two Medicaid contracts and announced four acquisitions - two of which closed in 2016. Our momentum is strong as we enter 2017."

Key Metrics	4Q16	4Q15	Full-Year 2016	Full-Year 2015
Earnings per diluted share (EPS) (GAAP)	$1.00	$0.29	$5.43	$2.67
Adjusted EPS(1)(2)	$1.03	$0.64	$5.96	$3.59
Net income margin (GAAP)	1.3%	0.4%	1.7%	0.9%
Adjusted net income margin(1)(2)	1.3%	0.8%	1.9%	1.2%

Total premium revenue (GAAP) ($ millions)	$3,515.5	$3,493.0	$14,220.9	$13,874.8
Total adjusted premium revenue(1) ($ millions)	$3,427.3	$3,405.3	$13,866.0	$13,560.9

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,365.3	$2,346.4	$9,499.3	$9,074.3
Adjusted Medicaid Health Plans(1)	$2,277.1	$2,258.7	$9,144.4	$8,760.4
Medicare Health Plans	$956.0	$961.7	$3,876.6	$3,898.8
Medicare Prescription Drug Plans (PDP)	$194.2	$184.9	$845.0	$901.7

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	87.2%	86.3%	86.2%	86.7%
Adjusted Medicaid Health Plans(1)	90.6%	89.6%	89.5%	89.8%
Medicare Health Plans	85.8%	88.7%	84.6%	87.2%
Medicare Prescription Drug Plans (PDP)	58.9%	67.3%	73.7%	78.7%

Selling, General and Administrative (SG&A) Ratio (GAAP)	9.0%	9.8%	8.0%	8.2%
Adjusted SG&A Ratio(1)	9.2%	9.0%	8.0%	7.9%
(1)Refer to the Basis of Presentation for a discussion of adjusted (non-GAAP) financial measures.

(2) Effective January 1, 2016, the company redefined adjusted net income and adjusted EPS to exclude the after-tax effect of acquisition-related amortization expenses. Accordingly, results for the three months and twelve months ended December 31, 2015 were adjusted to conform to this presentation, and had the effect of increasing adjusted net income by $1.5 million and $6.6 million, respectively, and increasing adjusted EPS by $0.04 and $0.15, respectively.

Back to Form 8-K	Exhibit 99.1

Key Highlights

•	GAAP net income margin for the full-year 2016 was 1.7 percent, an improvement from 0.9 percent for the full-year 2015.

•	Adjusted net income margin for the full-year 2016 was 1.9 percent, an improvement from 1.2 percent for the full-year 2015.

•	GAAP Medicaid Health Plans premium revenue of $9.5 billion for the full-year 2016 increased 4.7 percent compared with the full-year 2015.

•	Adjusted Medicaid Health Plans premium revenue of $9.1 billion for the full-year 2016 increased 4.4 percent compared with the full-year 2015.

•	Medicare Health Plans MBR for the full-year 2016 was 84.6 percent, an improvement of 260 basis points compared with the full-year 2015.

•	Medicare PDP MBR for the full-year 2016 was 73.7 percent, an improvement of 500 basis points compared with the full-year 2015.

•	Net cash provided by operating activities for the full-year 2016 was $748.3 million, or 2.3 times GAAP net income plus depreciation and amortization.

•
As previously announced on January 3, 2017, WellCare completed the acquisition of Care1st Health Plan Arizona, Inc. and One Care by Care1st Health Plan of Arizona, Inc. (together, “Care1st Arizona”) from Care1st Health Plan, an affiliate of Blue Shield of California, effective December 31, 2016.

•
As previously announced on November 17, 2016, WellCare and Universal American Corp. entered into a definitive agreement under which WellCare will acquire Universal American in an all-cash transaction valued at $10.00 per share of common stock. The company will fund the transaction with cash on hand and continues to expect the transaction to close in the second quarter of 2017, pending regulatory approvals and satisfaction of other customary closing conditions.

•
As previously announced on December 22, 2016, WellCare signed a definitive agreement to acquire certain assets, including Medicaid membership and certain provider contracts in Arizona, from Phoenix Health Plan, a wholly owned subsidiary of Tenet Healthcare.

2017 Financial Outlook

WellCare is reaffirming its full-year 2017 adjusted earnings per diluted share guidance range of $6.00 to $6.25. The company noted that its 2017 guidance does not reflect its pending acquisitions of Universal American Corp. and certain assets of Phoenix Health Plan. Refer to the 2017 guidance table included in this release for guidance ranges, which remain unchanged from the guidance issued on December 19, 2016, for specific financial metrics.

Consolidated Operations Results

GAAP net income for the fourth quarter of 2016 was $44.9 million, or $1.00 per diluted share, compared with GAAP net income of $13.0 million, or $0.29 per diluted share, for the fourth quarter of 2015. Adjusted net income for the fourth quarter of 2016 was $46.0 million, or $1.03 per diluted share, compared with adjusted net income of $28.4 million, or $0.64 per diluted share, for the fourth quarter of 2015. The year-over-year increases in GAAP and adjusted net income are primarily the result of operational improvements, primarily in the Medicare Health Plans and Medicare PDP segments.

GAAP net income margin for the fourth quarter of 2016 was 1.3 percent compared with 0.4 percent for the fourth quarter of 2015. Adjusted net income margin for the fourth quarter of 2016 was 1.3 percent compared with 0.8 percent for the fourth quarter of 2015.

GAAP and adjusted premium revenue for the fourth quarter of 2016 of approximately $3.5 billion and $3.4 billion, respectively, increased slightly compared with the fourth quarter of 2015.

Back to Form 8-K	Exhibit 99.1

GAAP SG&A expense was $317.7 million in the fourth quarter of 2016 compared with $340.9 million in the fourth quarter of 2015. Adjusted SG&A expense was $313.9 million in the fourth quarter of 2016 compared with $307.5 million in the fourth quarter of 2015.

The GAAP SG&A expense ratio was 9.0 percent in the fourth quarter of 2016 compared with 9.8 percent in the fourth quarter of 2015. The adjusted SG&A expense ratio was 9.2 percent in the fourth quarter of 2016 compared with 9.0 percent in the fourth quarter of 2015.

Medicaid Health Plans Segment Results

Membership in the company’s Medicaid Health Plans segment increased by 156,000, or 6.5 percent, from December 31, 2015 to approximately 2.5 million members as of December 31, 2016. The membership increase is the result of the company’s acquisitions of Care1st Arizona, representing approximately 117,000 members of the year-over-year increase, and certain assets of Advicare Corp.’s Medicaid business as well as organic membership growth.

GAAP Medicaid Health Plans premium revenue was $2.4 billion for the fourth quarter of 2016, an increase of 0.8 percent compared with the fourth quarter of 2015. Adjusted Medicaid Health Plans premium revenue was $2.3 billion for the fourth quarter of 2016, an increase of 0.8 percent compared with the fourth quarter of 2015.

The GAAP Medicaid Health Plans MBR was 87.2 percent for the fourth quarter of 2016 compared with 86.3 percent for the fourth quarter of 2015. The adjusted Medicaid Health Plans MBR was 90.6 percent for the fourth quarter of 2016 compared with 89.6 percent in the fourth quarter of 2015.

Medicare Health Plans Segment Results

Membership in the company’s Medicare Health Plans segment was 345,000 as of December 31, 2016, and increased sequentially from September 30, 2016 by 7,000 members. Medicare membership declined by 9,000 members compared with December 31, 2015, primarily as a result of the company’s 2016 bid positioning.

Medicare Health Plans premium revenue in the fourth quarter of 2016 decreased slightly year over year to $956.0 million primarily due to the year-over-year membership decline as a result of the company’s 2016 bid strategy.

The Medicare Health Plans MBR in the fourth quarter of 2016 was 85.8 percent compared with 88.7 percent in the fourth quarter of 2015. The 290 basis point decrease in the Medicare Health Plans MBR was primarily the result of continued operational execution as well as the company’s 2016 bid strategy.

Medicare Prescription Drug Plans (PDP) Segment Results

Membership in the company’s Medicare PDP segment was approximately 1.0 million members as of December 31, 2016, a decrease of 16,000 members, or 1.6 percent, compared with December 31, 2015. The year-over-year decrease was primarily a result of the company’s 2016 bid positioning.

Medicare PDP premium revenue was $194.2 million for the fourth quarter of 2016, an increase of 5.0 percent compared with the fourth quarter of 2015. The year-over-year increase was primarily a result of the company’s 2016 bid positioning.

The Medicare PDP segment MBR in the fourth quarter of 2016 was 58.9 percent compared with 67.3 percent in the fourth quarter of 2015. The year-over-year decrease was primarily the result of improved operational execution and the company’s 2016 bid positioning.

Back to Form 8-K	Exhibit 99.1

Operating Cash Flow and Financial Condition

Net cash used by operating activities was $332.0 million for the three months ended December 31, 2016, compared with net cash provided by operating activities of $474.7 million for the three months ended December 31, 2015. The decrease was driven primarily by the timing of Medicare-related receipts, partially offset by improved year-over-year operating performance.

For the twelve months ended December 31, 2016, net cash provided by operating activities was $748.3 million compared with net cash provided by operating activities of $712.6 million for the twelve months ended December 31, 2015.

As of December 31, 2016, unregulated cash and investments were approximately $915.3 million compared with $888.1 million as of September 30, 2016, and $816.1 million as of December 31, 2015.

Days in claims payable (DCP) was 50.7 days as of December 31, 2016, compared with 49.2 days as of September 30, 2016, and 47.1 days as of December 31, 2015.

Conference Call and Webcast

A discussion of WellCare’s fourth quarter 2016 results will be available via a conference call and live webcast today at 9:30 a.m. EST.

The conference call will be webcast live from the company’s website and will be available at the following link: http://services.choruscall.com/links/wcg170207.html. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10098776. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial in (toll free):    1-844-492-3724
International participant dial in:        1-412-542-4185

A telephonic replay will be available until midnight EST on Tuesday, February 14, 2017. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10098776:

Domestic replay (toll free):         1-877-344-7529
International replay:            1-412-317-0088

Back to Form 8-K	Exhibit 99.1

About WellCare Health Plans, Inc.
Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 3.9 million members nationwide as of December 31, 2016. For more information about WellCare, please visit the company’s website at www.wellcare.com.
2015 and 2016 Basis of Presentation
In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the company’s performance. Earnings per share, net income and, as noted below, other specific operating and financial results have been adjusted for the effect of certain expenses related to previously disclosed government investigations and related litigation and resolution costs ("investigation costs"); transitory costs related to the company’s decision to change its pharmacy benefit manager as of January 1, 2016 ("PBM transitory costs"); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs ("Iowa SG&A costs"); costs related to the divestiture of Sterling ("Sterling divestiture costs"); the effect of a gain on the divestiture of Sterling recognized in 2015 ("Sterling gain"); and amortization expense associated with acquisitions ("acquisition-related amortization expenses"). Effective January 1, 2016, the company redefined adjusted net income and adjusted EPS to exclude the after-tax effect of acquisition-related amortization expense. Accordingly, for comparability, results for the 2015 prior periods were adjusted to conform with this presentation. Management believes these items are not indicative of long-term business operations performance.
Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Back to Form 8-K	Exhibit 99.1

2017 Basis of Presentation
In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the company’s performance. Earnings per share, net income and, as noted below, other specific operating and financial results have been adjusted for the effect of certain expenses related to previously disclosed government investigations and related litigation and resolution costs ("investigation costs"); and amortization expense associated with prior acquisitions ("acquisition-related amortization expenses"). Management believes these items are not indicative of long-term business operations performance.
The company is not able to project at the time of this presentation the amount of future expenses associated with investigation costs and, therefore, cannot reconcile projected non-GAAP metrics affected by this item to projected GAAP metrics.
Following is a description of the adjustments made to 2017 GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs and acquisition-related amortization expenses.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Back to Form 8-K	Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook, the start date of new Medicaid programs, and the timing, closing and financial impact of pending acquisitions contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, the appropriation and payment by state governments of Medicaid premiums receivable, the timing and ability to  satisfy closing conditions for pending acquisitions, including receipt of regulatory approvals, adjustments to the purchase price of pending acquisitions and the manner of payment of the purchase price for pending acquisitions, the outcome of any protests and litigation related to Medicaid awards, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission ("SEC"), included under the captions "Forward-Looking Statements" and "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Crystal Warwell Walker
Vice President, Investor Relations	Senior Director, External Communications
Tel: 813-206-6958	Tel: 813-206-2697
angie.mccabe@wellcare.com	crystal.walker@wellcare.com

Back to Form 8-K	Exhibit 99.1

2017 Financial Outlook

WellCare is reaffirming its full-year 2017 adjusted earnings per diluted share guidance of $6.00 to $6.25. The company’s 2017 outlook does not reflect its pending acquisitions of Universal American Corp. and certain assets of Phoenix Health Plan. In addition, WellCare noted that the guidance ranges for each of the financial metrics in the table below remain unchanged from the guidance that the company originally issued on December 19, 2016.

Guidance Metric	2017 Guidance as of February 7, 2017
Segment premium revenue:
GAAP Medicaid Health Plans	$10.3B to $10.7B
Adjusted Medicaid Health Plans(1)	$10.2B to $10.6B
Medicare Health Plans	$4.1B to $4.3B
Medicare PDP	$825M to $900M
Total GAAP premium revenue	$15.225B to $15.900B
Total adjusted premium revenue(1)	$15.125B to $15.800B

Medicaid ACA industry fee reimbursement	N/A
Investment & other income	$18M to $21M

Segment MBR:
GAAP Medicaid Health Plans	88.60% to 89.60%
Adjusted Medicaid Health Plans(1)	89.50% to 90.50%
Medicare Health Plans	85.50% to 86.75%
Medicare PDP	80.50% to 82.50%

Adjusted SG&A ratio(2)(6)	7.7% to 7.9%
ACA industry fee expense	N/A
GAAP depreciation & amortization	$100M to $105M
Adjusted depreciation & amortization(3)	$87M to $91M
Interest expense	$58M to $60M
Adjusted effective income tax rate(4)(6)	37.50% to 39.00%

Adjusted earnings per diluted share(5)(6)	$6.00 to $6.25

(1) Excludes an estimated $113.0 million to $118.0 million in Medicaid premium taxes.
(2) Excludes estimated Medicaid premium taxes and investigation costs.
(3) Excludes an estimated $13.0 million to $14.0 million of acquisition-related amortization expenses.
(4) Excludes the estimated income tax effect associated with the investigation costs and acquisition-related amortization expenses.
(5) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net of tax effect of investigation costs and acquisition-related amortization expense.
(6) WellCare is not able to project amounts associated with the investigation costs and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				September 30, 2016		December 31, 2015
	December 31, 2016	September 30, 2016	December 31, 2015	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	780,000	779,000	781,000	1,000	0.1%	(1,000)	(0.1)%
Georgia	571,000	578,000	585,000	(7,000)	(1.2)%	(14,000)	(2.4)%
Kentucky	440,000	440,000	440,000	—	—%	—	—%
Illinois	166,000	167,000	168,000	(1,000)	(0.6)%	(2,000)	(1.2)%
New York	137,000	133,000	122,000	4,000	3.0%	15,000	12.3%
Other states (1)	450,000	329,000	292,000	121,000	36.8%	158,000	54.1%
Total Medicaid Health Plans Membership (2)	2,544,000	2,426,000	2,388,000	118,000	4.9%	156,000	6.5%

Medicaid Health Plans Membership by Program:
TANF	2,119,000	2,013,000	1,988,000	106,000	5.3%	131,000	6.6%
SSI, ABD, Duals and LTC	290,000	280,000	274,000	10,000	3.6%	16,000	5.8%
CHIP and other	135,000	133,000	126,000	2,000	1.5%	9,000	7.1%
Total Medicaid Health Plans Membership (2)	2,544,000	2,426,000	2,388,000	118,000	4.9%	156,000	6.5%

Medicare Health Plans:
Medicare Advantage by State:
Florida	94,000	93,000	107,000	1,000	1.1%	(13,000)	(12.1)%
New York	43,000	43,000	46,000	—	—%	(3,000)	(6.5)%
Georgia	40,000	39,000	36,000	1,000	2.6%	4,000	11.1%
Texas	36,000	35,000	36,000	1,000	2.9%	—	—%
California	31,000	31,000	32,000	—	—%	(1,000)	(3.1)%
Mississippi	20,000	20,000	18,000	—	—%	2,000	11.1%
Other states(1)	81,000	77,000	79,000	4,000	5.2%	2,000	2.5%
Total Medicare Health Plans (2)	345,000	338,000	354,000	7,000	2.1%	(9,000)	(2.5)%

Medicare Prescription Drug Plans	1,009,000	1,012,000	1,025,000	(3,000)	(0.3)%	(16,000)	(1.6)%

Total Membership	3,898,000	3,776,000	3,767,000	122,000	3.2%	131,000	3.5%

(1) Medicaid Health Plans and Medicare Health Plans membership includes 117,000 and 2,000 members, respectively, resulting from the Care1st Arizona acquisition, which was completed on December 31, 2016.

(2) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible for both Medicaid and Medicare. The dually-eligible membership for December 31, 2016, September 30, 2016 and December 31, 2015 was 47,000, 46,000 and 43,000, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,(a)
	2016	2015	2016	2015
Revenues:
Premium	$3,427.3	$3,405.3	$13,866.0	$13,560.9
Medicaid premium taxes	26.9	27.8	110.0	94.7
ACA industry fee reimbursement	61.3	59.9	244.9	219.2
Total premium	3,515.5	3,493.0	14,220.9	13,874.8
Investment and other income	2.7	3.8	16.2	15.4
Total revenues	3,518.2	3,496.8	14,237.1	13,890.2

Expenses and other:
Medical benefits	2,998.4	3,001.8	12,089.4	11,978.5
Selling, general and administrative	317.7	340.9	1,133.1	1,132.9
ACA industry fee	57.4	56.8	228.4	227.3
Medicaid premium taxes	26.9	27.8	110.0	94.7
Depreciation and amortization	22.7	19.5	87.6	72.6
Interest	14.1	15.2	59.1	54.2
Gain on divestiture of business	—	(1.5)	—	(6.1)
Total expenses, net	3,437.2	3,460.5	13,707.6	13,554.1
Income before income taxes	81.0	36.3	529.5	336.1
Income tax expense	36.1	23.3	287.4	217.5
Net income	$44.9	$13.0	$242.1	$118.6

Earnings per common share:
Basic	$1.01	$0.29	$5.47	$2.69
Diluted	$1.00	$0.29	$5.43	$2.67

Weighted average common shares outstanding:
Basic	44,293,109	44,109,559	44,248,778	44,057,579
Diluted	44,795,201	44,477,506	44,619,589	44,391,032

(a) During the second quarter of 2016, WellCare early adopted new accounting guidance which requires certain stock compensation related tax benefits and deficiencies previously recorded to paid-in capital to be recorded as a discrete component of income tax expense. In accordance with GAAP, we recasted results for the first quarter of 2016, which decreased income tax expense and increased net income by $0.7 million over previously reported amounts. For additional information, refer to Note 2 within the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the period ended December 31, 2016, which will be filed within 60 days following December 31, 2016.

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	December 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$3,961.4	$2,407.0
Short-term investments	124.2	204.4
Premiums receivable, net	498.6	603.9
Pharmacy rebates receivable, net	278.0	252.5
Funds receivable for the benefit of members	32.6	577.6
Income taxes receivable	4.6	50.6
Prepaid expenses and other current assets, net	220.2	133.6
Total current assets	5,119.6	4,229.6

Property, equipment and capitalized software, net	274.5	244.8
Goodwill	392.5	263.2
Other intangible assets, net	74.1	80.0
Long-term investments	57.3	131.8
Restricted investments	234.3	196.0
Other assets	0.5	0.4
Total Assets	$6,152.8	$5,145.8

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$1,690.5	$1,536.0
Unearned premiums	3.3	27.7
Accounts payable and accrued expenses	665.6	405.2
Funds payable for the benefit of members	390.3	—
Current portion of long-term debt	—	299.5
Income taxes payable	2.9	—
Other payables to government partners	303.2	172.7
Total current liabilities	3,055.8	2,441.1

Deferred income tax liability	63.4	52.6
Long-term debt	997.6	899.6
Other liabilities	35.9	24.2
Total liabilities	4,152.7	3,417.5

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,293,881 and 44,113,328 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively)	0.4	0.4
Paid-in capital	546.9	518.4
Retained earnings	1,453.8	1,211.7
Accumulated other comprehensive loss	(1.0)	(2.2)
Total Stockholders' Equity	2,000.1	1,728.3
Total Liabilities and Stockholders' Equity	$6,152.8	$5,145.8

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$242.1	$118.6
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	87.6	72.6
Stock-based compensation expense	35.5	20.2
Deferred taxes, net	11.6	44.6
Provision for doubtful receivables	10.1	14.6
Other, net	6.7	11.5
Changes in operating accounts, net of effects from acquisitions and divestitures:
Premiums receivable, net	95.2	(8.5)
Pharmacy rebates receivable, net	(25.5)	106.4
Medical benefits payable	117.2	68.6
Unearned premiums	(26.6)	(55.6)
Other payables to government partners	69.8	241.7
Amount payable related to investigation resolution	—	(35.2)
Accrued liabilities and other, net	124.6	113.1
Net cash provided by operating activities	748.3	712.6

Cash flow from investing activities:
Acquisitions and acquisition-related settlements	(68.9)	(17.2)
Purchases of investments	(346.5)	(165.7)
Proceeds from sales and maturities of investments	493.7	195.7
Additions to property, equipment and capitalized software, net	(105.3)	(137.0)
Net cash used in investing activities	(27.0)	(124.2)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	196.9	308.9
Payments on debt	(400.0)	—
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(7.0)	(7.0)
Funds received for the benefit of members, net	1,031.1	201.1
Other, net	12.1	2.1
Net cash provided by financing activities	833.1	505.1

Increase in cash and cash equivalents	1,554.4	1,093.5
Balance at beginning of period	2,407.0	1,313.5
Balance at end of period	$3,961.4	$2,407.0

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$222.3	$217.9
Cash paid for interest	$57.3	$51.9

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$6.2	$6.1

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Medicaid Health Plans Segment:
Adjusted premium revenue by state(a)
Kentucky	$606.3	$633.5	$2,483.8	$2,526.9
Florida	635.9	597.2	2,442.3	2,253.8
Georgia	353.3	389.3	1,534.4	1,550.3
Other states	681.6	638.7	2,683.9	2,429.4
Adjusted premium revenue (a)	2,277.1	2,258.7	9,144.4	8,760.4
Medicaid premium taxes	26.9	27.8	110.0	94.7
ACA industry fee reimbursement	61.3	59.9	244.9	219.2
Premium revenue (GAAP)	2,365.3	2,346.4	9,499.3	9,074.3

Medical benefits expense	2,063.7	2,024.6	8,188.5	7,866.8

Medical benefits ratio (GAAP)	87.2%	86.3%	86.2%	86.7%
Adjusted medical benefits ratio(a)	90.6%	89.6%	89.5%	89.8%

Medicare Health Plans Segment (GAAP):
Premium revenue	$956.0	$961.7	$3,876.6	$3,898.8
Medical benefits expense	820.3	852.9	3,278.5	3,401.7
Medical benefits ratio	85.8%	88.7%	84.6%	87.2%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$194.2	$184.9	$845.0	$901.7
Medical benefits expense	114.4	124.3	622.4	710.0
Medical benefits ratio	58.9%	67.3%	73.7%	78.7%

Total Company:
Adjusted premium revenue( a)	$3,427.3	$3,405.3	$13,866.0	$13,560.9
Medicaid premium taxes	26.9	27.8	110.0	94.7
ACA industry fee reimbursement	61.3	59.9	244.9	219.2
Premium revenue (GAAP)	3,515.5	3,493.0	14,220.9	13,874.8

Medical benefits expense	2,998.4	3,001.8	12,089.4	11,978.5

Medical benefits ratio (GAAP)	85.3%	85.9%	85.0%	86.3%
Adjusted medical benefits ratio(a)	87.5%	88.2%	87.2%	88.3%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Company premium revenue:
As determined under GAAP	$3,515.5	$3,493.0	$14,220.9	$13,874.8
Medicaid premium taxes	(26.9)	(27.8)	(110.0)	(94.7)
ACA industry fee reimbursement	(61.3)	(59.9)	(244.9)	(219.2)
Adjusted premium revenue(a)	$3,427.3	$3,405.3	$13,866.0	$13,560.9

SG&A Expense:
As determined under GAAP	$317.7	$340.9	$1,133.1	$1,132.9
Adjustments:
Investigation costs	(3.8)	(7.1)	(16.0)	(30.4)
Sterling divestiture costs	—	—	(1.7)	(2.0)
PBM transitory costs	—	(14.4)	(4.9)	(18.1)
Iowa SG&A costs	—	(11.9)	(5.2)	(11.9)
Adjusted SG&A Expense(a)	$313.9	$307.5	$1,105.3	$1,070.5

SG&A expense ratio:
As determined under GAAP	9.0%	9.8%	8.0%	8.2%
Effect of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Effect of ACA industry fee reimbursement	0.1%	0.1%	0.1%	0.1%
Effect of SG&A expense adjustments(b)	—%	(1.0)%	(0.2)%	(0.5)%
Adjusted SG&A expense ratio(a)	9.2%	9.0%	8.0%	7.9%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

(b) Adjusted to exclude the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following tables present applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended December 31, 2016				For the Three Months Ended December 31, 2015
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$317.7	$(3.8)	(a)	$313.9	$340.9	$(33.4)	(a)	$307.5
Depreciation and amortization	$22.7	$(2.6)	(b)	$20.1	$19.5	$(2.5)	(b)	$17.0
Gain on divestiture of business	$—	$—		$—	$(1.5)	$1.5		$—
Income tax expense	$36.1	$5.3	(c)	$41.4	$23.3	$19.0	(c)	$42.3
Effective tax rate	44.6%	2.8%	(c)	47.4%	64.2%	(4.4)%	(c)	59.8%
Net income	$44.9	$1.1		$46.0	$13.0	$15.4	(b)	$28.4
Net income margin	1.3%	—%		1.3%	0.4%	0.4%		0.8%

Earnings per share:
Basic	$1.01	$0.03		$1.04	$0.29	$0.35		$0.64	(b)
Diluted	$1.00	$0.03		$1.03	$0.29	$0.35		$0.64	(b)

	For the Year Ended December 31, 2016				For the Year Ended December 31, 2015
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$1,133.1	$(27.8)	(a)	$1,105.3	$1,132.9	$(62.4)	(a)	$1,070.5
Depreciation and amortization	$87.6	$(10.4)	(b)	$77.2	$72.6	$(10.6)	(b)	$62.0
Gain on divestiture of business	$—	$—		$—	$(6.1)	$6.1		$—
Income tax expense	$287.4	$14.3	(c)	$301.7	$217.5	$26.2	(c)	$243.7
Effective tax rate	54.3%	(1.2)%	(c)	53.1%	64.7%	(4.2)%	(c)	60.5%
Net income	$242.1	$23.9		$266.0	$118.6	$40.7	(b)	$159.3
Net income margin	1.7%	0.2%		1.9%	0.9%	0.3%		1.2%

Earnings per share:
Basic	$5.47	$0.54		$6.01	$2.69	$0.93		$3.62	(b)
Diluted	$5.43	$0.53		$5.96	$2.67	$0.92		$3.59	(b)

(a) Comprised of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Effective January 1, 2016, the Company redefined adjusted net income and adjusted earnings per share to exclude the after-tax effect of acquisition-related amortization expenses. Accordingly, results for the three and twelve months ended December 31, 2015 were adjusted to conform to this presentation, which increased adjusted net income by $1.5 million and $6.6 million, respectively, and increased adjusted diluted earnings per share by $0.04 and $0.15 per share, respectively.

(c) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expense and the Sterling gain.